Exhibit 10.102

Dated the 18th day of May 2004

COMFORT DEVELOPMENT LIMITED

(as Landlord)

AND

EQUINIX HONG KONG LIMITED

(formerly known as PIXC HONG KONG LIMITED)

(as Tenant)

SUPPLEMENTAL LEASE

of

Units 1, 2 and 3 on the 17th Floor of Global Gateway (Hong Kong)

JOHNSON STOKES & MASTER,

SOLICITORS & C.,

HONG KONG.

THIS SUPPLEMENTAL LEASE	is made the 18th day of May

Two thousand and four

(1)	COMFORT DEVELOPMENT LIMITED whose registered office is situate at Suites 01-03, 30th Floor, Office Tower, Convention Plaza, 1 Harbour Road, Wanchai, Hong Kong (the “Landlord”); and

(2)	EQUINIX HONG KONG LIMITED (formerly known as PIXC HONG KONG LIMITED) whose registered office is situate at Suite 6305, 63rd Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong (the “Tenant”).

WHEREAS :-

(A)	By a Lease dated the 10th day of November 2000 and made between the Landlord and the Tenant (the “Lease”) the Landlord granted and the Tenant took a lease of the premises comprising All Those Units 1, 2 and 3 on the 17th Floor of the building known as Global Gateway (Hong Kong), No.168 Yeung Uk Road and No.98 Wang Lung Street, Tsuen Wan, New Territories (the “Building”) as shown and coloured Pink on the 17th Floor Plan in Exhibit A attached to the Lease (the “Premises”) for a term of ten (10) years commencing on 10th November 2000 and expiring on 9th November 2010 (the “Lease Term”) at the rent and upon and subject to the terms and conditions therein contained.

(B)	The Tenant has requested and the Landlord has agreed to extend the Lease Term for a further term of three (3) years and to vary the terms of the Lease upon the conditions and provisions contained in this Supplemental Lease.

(C)	This Supplemental Lease is supplemental to the Lease and all terms defined in the Lease shall (where applicable) have the same meaning in this Supplemental Lease.

WHEREBY IT IS AGREED as follows :-

1.	Subject to the terms, conditions and modifications hereinafter mentioned, the Landlord hereby leases the Premises to the Tenant and the Tenant hereby leases and takes the Premises from the Landlord for a further term of three (3) years under the Lease such that the Lease Term granted under the Lease is hereby extended from the date on which it would, but for this Supplemental Lease, expire (i.e. the 9th day of November 2010) until the 9th day of November 2013. Pursuant to such extension, the Lease Term granted by the Landlord under the Lease is hereby modified.

2.	The Tenant shall upon its execution of this Supplemental Lease deliver to the Landlord a Guarantee in the form as shown in the Replacement Guarantee Rider attached to this Supplemental Lease and duly executed by Equinix Inc. in favour of the Landlord in replacement of the Guarantee dated 10th November 2000 given by Pihana Pacific Inc. in favour of the Landlord pursuant to the Lease to guarantee the performance and obligations of the Tenant under the Lease (as varied, modified extended and supplemented by this Supplemental Lease).

3.	The Tenant shall upon its execution of this Supplemental Lease deposit with the Landlord a sum of HONG KONG DOLLARS THREE HUNDRED THIRTEEN THOUSAND AND FORTY FOUR AND CENTS THIRTY SEVEN (HK$313,044.37) (the “Additional Cash Deposit”) as additional cash deposit which shall be held by the Landlord (together with the Cash Deposit currently held by the Landlord under the Lease) as part of the Security Deposit without liability for interest and as security for the due performance and observance by the Tenant of the Tenant’s agreements, covenants and obligations under the Lease upon and subject to the terms and conditions of the Lease.

4.	With effect from the date of this Supplemental Lease, the Lease shall be deemed varied, modified and extended in accordance with the provisions set out in the Schedule hereto.

5.	Save and except insofar as varied, modified, extended and supplemented by this Supplemental Lease, the Lease and all the terms, conditions, agreements, covenants, exceptions and reservations contained in the Lease shall remain in full force and effect and the Tenant hereby covenants and undertakes with the Landlord that the Tenant shall observe, perform and comply with the same (as hereby varied, modified, extended and supplemented).

6.	The legal costs and expenses incurred by the Landlord in connection with the preparation and completion of this Supplemental Lease and all stamp duty, adjudication fee and registration fee (if any) payable on this Supplemental Lease and its counterpart shall be paid by the Tenant solely. The Tenant shall be responsible for its own legal costs and expenses in connection with the preparation and completion of this Supplemental Lease.

7.	The Tenant hereby expressly declares that for the grant of the extension of the Lease Term no key money or premium or other consideration otherwise than the rent and other payments herein expressly reserved and expressed to be payable has been paid or will be payable to the Landlord or to any other person whosoever.

8.	This Supplemental Lease shall be governed by and interpreted in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

AS WITNESS the Landlord and the Tenant have executed this Supplemental Lease the day and year first above written.

THE SCHEDULE ABOVE REFERRED TO

1.	Section C of Summary of the Lease shall be deemed to be deleted and substituted by the following:-

“C. Lease Term: Thirteen (13) years.”

2.	The following provisions shall be deemed to be added at the end of the schedule of monthly Base Rents in Section E of Summary of the Lease:-

“Months 121 to 156	Open Market Rent as agreed or determined in accordance with the provisions in Section O of Summary Provided that the monthly Base Rents payable during this period shall be subject to the following annual increment by the Landlord:-

(a)    The Landlord is entitled to increase the monthly Base Rents payable during the period from Months 133 to 144 by not more than 2% over the monthly Base Rents payable during the period from Months 121 to 132; and

(b)    The Landlord is entitled to increase the monthly Base Rents payable during the period from Months 145 to 156 by not more than 2% over the monthly Base Rents payable during the period from Months 133 to 144.”

3. (a)	Section G(1) of Summary of the Lease shall be deemed to be deleted and substituted by the following:-

“(1) Cash Deposit:	Hong Kong Dollars Eight Hundred Sixty-Eight Thousand Two Hundred and Forty-Six and Cents Sixty-Two (HK$868,246.62) as is further described in Section 6 herein.”

(b)	Section G(2) of Summary of the Lease shall be deemed to be deleted and all references in the Lease to the standby letter of credit provided in Clause 6 of the Lease including (without limitation) all references to the terms “Letter of Credit”, “L/C” and “Replacement L/C” and all provisions referring to or otherwise relating to the said letter of credit in the Lease (including (without limitation) the Landlord’s obligation to return the said letter of credit to the Tenant on termination of the Lease as provided in Clauses 6 and 8 of the Lease) shall be deemed deleted and have become null and void.

4.	Section L of Summary of the Lease shall be deemed to be deleted and substituted by the following:-

“L. Guarantee: Guarantee to be given by EQUINIX INC. in favour of Landlord in the form as shown in the Guarantee Rider to guarantee the performance and obligations of Tenant under this Lease.”

5.	The Guarantee Rider attached to the Lease and the form of guarantee shown therein shall be deemed to be substituted by the Replacement Guarantee Rider attached to this Supplemental Lease and the form of guarantee shown therein such that all references to the Guarantee Rider in the Lease shall be deemed to be read and construed as references to the Replacement Guarantee Rider attached to this Supplemental Lease.

6.	The following provisions shall be deemed to be added immediately after Section N of Summary of the Lease as Section O of Summary of the Lease:-

“O. Open Market Rent

Subject to the annual increment in the Base Rents payable during the Review Period (as hereinafter defined) as provided in Section E of Summary, the Base Rents payable during Months 121 to 156 of the Lease Term (being the period commencing on and from 10th November 2010 to 9th November 2013 (both days inclusive)) (the “Review Period”) shall be the Open Market Rent (as hereinafter defined) of the Premises which shall be determined as follows:-

(i)	by agreement between the parties hereto;

(ii)	failing agreement per sub-clause (i) above not later than thirty (30) days before the commencement date of the Review Period then by an independent professional valuer or firm of professional valuers (“valuer”) to be jointly appointed by the parties hereto before the commencement date of the Review Period;

(iii)	failing such a joint appointment then by a valuer to be appointed on the application of either party by the Chairman (or in his absence, a Vice-Chairman) for the time being of the Hong Kong Institute of Surveyors;

(iv)

in the event that the rent in respect of the Premises for the Review Period has not been determined as hereinafter provided before the date of commencement of the Review Period then the rent payable immediately prior to such date in respect of the Premises shall continue to be paid until the rent has been so determined but shall be adjusted retrospectively to the date of the commencement of the Review Period and the rent having been so determined shall be paid and accounted for (or any excess amount shall be refunded) accordingly within 14 days of such determination;

(v)	the valuer shall act as an expert and not as an arbitrator and shall be required to determine the sum which in his opinion represents the Open Market Rent for the same type of premises as the Premises in the same district of Hong Kong as if the same were being let with vacant possession on the open market for a term equal to the Review Period without reference to any other adjustment of rent during the said term but otherwise having regard to all issues which in the sole opinion of the valuer appear relevant except that the valuer shall disregard those matters mentioned in items (1) to (4) of sub-clause (vi) immediately following;

(vi)	the valuer shall determine the Open Market Rent disregarding:-

(1)	any effect on rent of the fact that Tenant may have been in occupation of the Premises;

(2)	any goodwill attached to the Premises by reason of the use thereof by Tenant;

(3)	any effect on rent of any authorized improvement addition alteration or other work made or carried out by Tenant at its own expense otherwise than under any obligation to Landlord whether under this Lease or otherwise;

(4)	any abatement of rent under this Lease;

and without making any allowance to reflect or compensate Tenant for the absence of any rent free period or contribution to fitting out works or other allowance which might then be the practice in open market lettings for a landlord to make. The Open Market Rent shall be defined as what would be payable after the expiry of any such rent free or concessionary rent period and after receipt of any such contribution or other allowance as would be negotiated in the open market upon a letting of the Premises as a whole by a willing landlord to a willing tenant in the open market at the renewal of a term equal to the unexpired balance of the term of this Lease with vacant possession without a fine or premium.

but on the following assumption (if not facts):-

(a)	that all the terms and conditions herein contained have been fully observed and performed at all times;

(b)	that on the commencement date of the Review Period the Premises are fit for immediate occupation and use and that no addition alteration or other work had been made or carried out by Tenant during the term hereby granted which has diminished the rental value of the Premises.

(vii)	the cost and expenses of the valuer shall be borne by Tenant and Landlord in equal shares; and

(viii)	the decision of the valuer shall be final and binding upon both parties (save in the case of manifest error) and shall determine the rent for the Review Period as it had been expressly provided for and stated herein.”

7.	The following provisions shall be deemed to be added immediately after Clause 36 of the Lease as Clause 37 of the Lease:-

“37.1	Tenant hereby covenants and undertakes with Landlord that Tenant will not at any time during the Lease Term enter into any letting arrangement (which expression shall mean and include leasing, sub-leasing and licensing or entering into an agreement so to do or entering into physical possession or occupation by whatever means) (the “New Letting”) with any person or company other than Landlord (“Third Party”) in respect of any other premises in Hong Kong (“Additional Premises”) for the operation of its data center business unless Tenant shall have first notified Landlord in writing of its desire for Additional Premises and the essential requirements of such Additional Premises and the commercial terms upon which Tenant is prepared to enter into New Letting (collectively, the “Requirements”) and Landlord shall be unable and/or unwilling to offer to lease or licence any premises to Tenant which (in the opinion of Landlord) will have satisfied the Requirements.

37.2	For the better observance of Tenant’s obligations under Section 37.1, Tenant hereby further covenants and undertakes with Landlord that:-

(i)	If Tenant is desirous of entering into any New Letting of Additional Premises, Tenant shall before it commences any negotiation for such New Letting of Additional Premises with any Third Party serve written notice (the “Notice”) on Landlord of such its desire and the Notice shall include a detailed account of the Requirements.

(ii)

Landlord may within twenty one (21) days from the date of receipt of the Notice (the “Offer Period”) make an offer (the “Offer”) to lease or licence any of the premises of Landlord (the “Offer Premises”) to Tenant on such terms which (in the opinion of the Landlord) will have satisfied the Requirements as specified in the Notice. In which event, Tenant shall accept the Offer within seven (7) days from the date of the Offer and Landlord shall lease or (as the case may be) licence and Tenant shall take the Offer Premises on the terms set out in the Offer. For the avoidance of doubt, Tenant shall in any event be deemed to have accepted the Offer irrespective of whether any formal acceptance of the Offer has been given by Tenant within the said seven (7) days’ period.

(iii)	If Landlord shall fail to make the Offer during the Offer Period, then Tenant may make an offer to or accept an offer from any Third Party (the “Third Party Offer”) in respect of a New Letting of Additional Premises with such Third Party Provided That such Third Party Offer shall at least contain all the Requirements specified in the Notice and if Tenant shall subsequently enter into any binding agreement in respect of a New Letting of Additional Premises pursuant to such Third Party Offer, the effective rent per square foot of the Additional Premises payable under such New Letting shall be no less than that offered by Landlord in the Offer and the other terms of such New Letting shall be (in the opinion of the Landlord) no more favourable than the terms of the Offer. Tenant shall notify Landlord in writing of the terms of the Third Party Offer before Tenant makes or (as the case may be) accepts the same and (where applicable) the terms of any New Letting of Additional Premises which Tenant has entered into pursuant to such Third Party Offer once Tenant has signed a binding agreement in respect of such New Letting. Landlord’s determination as to whether the Third Party Offer and (where applicable) the New Letting of Additional Premises with any Third Party have duly satisfied with the above requirements shall be conclusive and binding on Tenant.

(iv)

When the Offer has been accepted or deemed to have been accepted by Tenant as aforesaid, Tenant shall forthwith complete and execute all necessary documentation as required by Landlord to implement the lease or (as the case may be) the licence of the Offer Premises. Each party shall bear its own cost and expense in preparing and completing the documentation whilst all stamp duty and registration fees (if any)

payable on the documentation shall be borne by Landlord and Tenant in equal shares.

37.3	Notwithstanding the foregoing, the restrictions set forth in Sections 37.1 and 37.2 shall not apply when :-

(a)	the Additional Premises are situated on Hong Kong Island; and

(b)	the area requirement of such Additional Premises shall be less than 10,000 square feet gross; and

(c)	Tenant shall have proved to the satisfaction of Landlord that the New Letting of such Additional Premises on Hong Kong Island is made solely pursuant to a genuine request from a bona fide customer of the data center business operated by the Tenant but not otherwise.”

8.	Clause 6 of the Lease shall be deemed to be deleted and substituted by the following provisions:-

“6.	SECURITY DEPOSIT

6.1

A cash deposit (the “Cash Deposit”) in the amount set forth in Section G(1) of Summary shall be delivered by Tenant to Landlord upon execution of this Lease and shall be held by Landlord without liability for interest and as security for the due performance and observance by Tenant of Tenant’s agreements, covenants and obligations under this Lease (the Cash Deposit shall hereinafter be also known as the “Security Deposit”), it being expressly understood that the Security Deposit shall not be considered an advance payment of rent or a measure of Landlord’s damages in case of default by Tenant. Upon the occurrence of any breach or default under this Lease by Tenant, Landlord may, from time to time, without prejudice to any other remedy, use the Security Deposit or any reasonable portion thereof (against receipt) to the extent necessary to make good any arrears of rent, Management Charges and other charges payable hereunder or any costs, loss, damages, injury, or expense caused to

Landlord by such breach or default. Following any application of the Security Deposit, Tenant shall pay to Landlord on demand an amount to restore the Security Deposit to its original amount. In the event of bankruptcy or other debtor relief proceedings by or against Tenant (subject to applicable law in the Hong Kong SAR), the Security Deposit shall be deemed to be applied first, to the payment of rent and other charges due to Landlord, in the order that such rent or charges became due and owing, for all periods prior to filing of such proceedings. Upon termination of this Lease any remaining portion of the Security Deposit shall be returned by Landlord to Tenant without payment of interest on the Security Deposit within (i) thirty (30) days after the expiration of or sooner determination of this Lease and delivery of vacant possession to the Landlord, subject to the provisions of Section 15 of this Lease, or (ii) settlement of the last outstanding claim by the Landlord against Tenant for arrears of rent and other charges (against receipt) and for any breach, non-observance or non-performance of any of the agreements, stipulations, terms and conditions herein contained and on the part of the Tenant to be observed and performed whichever shall be the later.

6.2	The amount of the Security Deposit shall be increased following each and every increase in rent as herein provided or increase in Management Charges, rates and/or government rent to a sum equal to TWO (2) months’ rent at the rate payable after such increase plus TWO (2) months’ Management Charges, rates and government rent at the highest ascertainable rate at that time payable by Tenant under this Lease and Tenant shall make payment to Landlord of such additional sum as shall be required to bring the Security Deposit up to the appropriate amount within FIFTEEN (15) days of each increase in rent, Management Charges, rates and/or government rent and the provisions of Clause 6.1 shall apply to such further deposits.”

SEALED with the Common Seal of	)
)
COMFORT DEVELOPMENT LIMITED	)
	)	/s/ GOODWIN GAW

(the Landlord) and SIGNED by	)
)
Goodwin Gaw Director	)
)
for and on behalf of the Landlord in the	)
)
presence of/whose signature(s))
)
is verified by:- Alan Lee	)
Chief Financial Officer	)
/s/ ALAN LEE

SEALED with the Common Seal of	)
)
EQUINIX HONG KONG LIMITED	)
	)	/s/ PHILIP J. KOEN

(the Tenant) and SIGNED by	)
)
Phil Joseph Koen	)
Director	)
)
as duly authorised by the resolutions	)
)
of its board of directors in the	)
)
presence of:- Samuel Lee	)
Country Manager	)
/s/ SAMUEL LEE

RECEIVED on or before the day and year first	)
)
above written of and from the Tenant the sum of	)
)
HONG KONG DOLLARS THREE HUNDRED	)	HK$313,044.37
	)	========
THIRTEEN THOUSAND AND FORTY FOUR	)
	)	For and on behalf of
AND CENTS THIRTY SEVEN	)	Comfort Development Limited
)
being the Additional Cash Deposit above	)	/s/
)
expressed to be paid by the Tenant to the Landlord	)

WITNESS :- Alan Lee
Chief Financial Officer
/s/ ALAN LEE

THIS DEED OF GUARANTEE	is made the 18th day of May

Two thousand and four

BETWEEN:-

(1)	EQUINIX, INC. incorporated in Delaware whose principal office is situated at 301 Velocity Way, 5th Floor, Foster City, CA, 94404 USA (“Guarantor”);

(2)	COMFORT DEVELOPMENT LIMITED whose registered office is situated at Suites 01-03, 30th Floor, Office Tower, Convention Plaza, 1 Harbour Road, Wanchai, Hong Kong (“Landlord”).

WHEREAS:-

(A) By a Lease (the “Principal Lease”) dated the 10th day of November 2000 made between Landlord as landlord and Equinix Hong Kong Limited (formerly known as PIXC Hong Kong Limited) (“Tenant”) as tenant (as varied, modified, extended and supplemented by a Supplemental Lease (the “Supplemental Lease”) dated the 18th day of May 2004 also made between Landlord and Tenant) (the Principal Lease as varied, modified, extended and supplemented by the Supplemental Lease is hereinafter known as the “Lease”) all those premises including but not limited to Units 1, 2 and 3 on the 17th Floor of the building known at the date hereof as Global Gateway (Hong Kong), Tsuen Wan, New Territories (collectively “the Premises”) were let by Landlord to Tenant for a term of thirteen (13) years commencing from 10th November 2000 or such other date for the commencement of the tenancy with such option for renewal as provided in the Lease (the “Term”) subject to the payment of the rent reserved by and the observance and performance of the covenants on Tenant’s part and the conditions contained in the Lease.

(B) Guarantor is the parent company of Tenant and has agreed with Landlord to enter into this Deed of Guarantee as a condition of Landlord’s entering into the Supplemental Lease and as security for the due performance and observance by Tenant of the terms and conditions of the Lease.

NOW THIS DEED WITNESSES as follows:-

1.	Interpretation

In this Deed:-

1.1	“Commencement Date” means the 1st day of November 2003;

1.2	“Guarantor” means and includes the person specifically named and its liquidators, receivers or managers;

1.3	“Landlord” includes the person firm or company (which expression shall include its successors in title and assigns) in whom the reversion immediately expectant on the determination of the Term is for the time being vested;

1.4	“Lease” means and includes the Principal Lease and the Supplemental Lease and all or any deeds and documents supplemental to the Principal Lease and/or the Supplemental Lease whether or not expressed to be so;

1.5	“Process Agent” means the person to whom service of any legal process at the address specified in Clause 12 shall constitute due service on Guarantor;

1.6	“Tenant” includes the successors in title of Tenant;

1.7	“Term” includes any residue, continuation, renewal or extension of the Term and any holding over whether by statute, at common law or otherwise;

1.8	words importing one gender import any other gender, words importing the singular import the plural and vice versa.

2.	Guarantee

Guarantor as primary obligor and not merely as surety irrevocably and unconditionally covenants with Landlord and, without the need for any express assignment with all his successors in title, such covenant to take effect from the Commencement Date, that:-

2.1	Tenant will observe and perform the terms of the Lease throughout the Term during which Tenant shall punctually pay the rents and other moneys payable thereunder and observe and perform the covenants and other terms of the Lease and, if at any time Tenant shall make any default in payment of the rents and/or such other moneys or in observing or performing any of the covenants or other terms of the Lease, Guarantor will pay the rents and/or such other moneys or observe or perform the covenants or terms in respect of which Tenant shall be in default (as the case may be) and make good to Landlord on demand and indemnify Landlord against all losses damages costs and expenses arising or incurred by Landlord as a result of such non-payment non-performance or non-observance notwithstanding:-

2.1.1	any time or indulgence or relief granted by Landlord to Tenant or any neglect or forbearance of Landlord in enforcing the payment of the rents or the observance or performance of the covenants or other terms of the Lease or any refusal by Landlord to accept rents tendered by or on behalf of Tenant at the time when Landlord was entitled (or would after service of a notice under Section 58 of the Conveyancing and Property Ordinance (Cap.219) be entitled) to re-enter the Premises;

2.1.2	that the terms of the Lease may have been varied or supplemented by agreement between the parties;

2.1.3	the bankruptcy, insolvency or liquidation of Guarantor, Tenant or Landlord;

2.1.4	any change in the constitution or structure of, or any amalgamation or reconstruction of Tenant or Landlord;

2.1.5	any other act or omission on the part of Landlord or any other person by which but for this provision Guarantor would have been released; and

2.1.6	any breach by Tenant of the Lease during the Term.

2.2	If the Lease shall be disclaimed following Tenant’s insolvency or bankruptcy by a trustee in bankruptcy, liquidator or otherwise, Landlord shall not require Guarantor to accept a new tenancy agreement or lease of the Premises, and Guarantor shall pay to Landlord on demand an amount equal to the rents and other moneys payable to Landlord under the Lease for the period commencing with the date of such disclaimer and ending on the date upon which the Premises are relet (if applicable) or (as the case may be) the expiry of the Term whichever is earlier, subject always to Landlord using its reasonable commercial efforts to re-lease the Premises and mitigate its losses.

3.	Guarantor’s Further Covenants

3.1

Guarantor covenants with Landlord to pay to Landlord on demand and to indemnify Landlord against all reasonable costs, charges, fees, disbursements and expenses including those of professional advisers and agents incurred by Landlord in connection with this Deed including without limitation those arising from any legal proceedings instituted or to be instituted by Landlord in connection with this Deed.

3.2	Until the obligations of Tenant under the Lease shall have been discharged in full, Guarantor covenants not to exercise or enforce any of his rights of subrogation, contribution or indemnity against Tenant and agrees not to claim any set-off or counterclaim against Tenant or to claim or prove in competition with Landlord in the event of the bankruptcy, insolvency or liquidation of Tenant or have any benefit of or any share in any other guarantee or security now or hereafter held by Landlord in respect of the Lease.

4.	Continuing Guarantee

4.1	This Deed is to be a continuing guarantee and shall remain in full force and effect until the obligations of Tenant under the Lease shall have been discharged in full and is in addition to and not in substitution for, and shall not be prejudiced or affected by, any other security or guarantee now or hereafter held by Landlord for the payment of such moneys.

4.2	No failure or delay on the part of Landlord to exercise any power, right or remedy under this Deed shall operate as a waiver thereof, nor shall any single or partial exercise by Landlord of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Deed are cumulative and are not exclusive of any remedies provided by law.

5.	Representations and Warranties

5.1

Guarantor represents and warrants to Landlord that Guarantor has power to execute, deliver and perform his obligations under this Deed, all necessary actions has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of Guarantor to borrow or give guarantees will be exceeded as a result of this Deed.

6.	Waiver of Rights

6.1	Guarantor hereby waives all rights Guarantor may have of first requiring Landlord to proceed against or enforce any guarantee or security of, or claim payment from, Tenant or any other person whether the same may arise under the governing law of this Deed or otherwise howsoever.

7.	No Release by Tenant’s Incapacity

7.1	Any sum which may not otherwise be recoverable by Landlord from Tenant under the Lease by reason of any legal limitation, immunity, disability or incapacity or other circumstances relating to Tenant (and whether or not known to Landlord) shall nevertheless be recoverable from Guarantor as principal debtor in respect of it. This Deed shall not be discharged nor Guarantor’s liability under it be affected by the fact that any dealings with Landlord by Tenant may be outside or in excess of the powers of Tenant.

8.	No Release by Statute or Settlement

8.1	No assurance, security or payment which may be avoided under any enactment relating to bankruptcy and no release, settlement or discharge which may have been given or made on the faith of any such assurance, security or payment shall prejudice or affect the rights of Landlord to recover from Guarantor to the full extent of this Deed.

9.	Miscellaneous

9.1	Any statement of account of Tenant, signed as correct by Landlord, showing the amount owing by Tenant under the Lease shall be presumed correct unless the contrary is shown and Guarantor shall accept the statements therein as conclusive evidence of the facts stated.

9.2	Notwithstanding anything herein, Guarantor shall not assign or transfer any of his rights or obligations under this Deed.

9.3	The benefit of this Guarantee enures to the successors in title and assigns of Landlord.

10.	Independent Legal Advice

10.1	It is acknowledged that Messrs. Johnson Stokes & Master is acting for Landlord only and assumes no responsibility towards Guarantor. Guarantor is advised to take independent legal advice in respect of this Guarantee. On signing of this Guarantee, Guarantor is presumed to have acknowledged that he understands the contents and full effect of this Guarantee and confirms that he has not been subject to any undue influence or pressure.

11.	Governing Law

11.1	This Guarantee shall be governed and construed in accordance with the Laws of Hong Kong Special Administrative Region of the People’s Republic of China (“HKSAR”) and Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of the courts of HKSAR.

12.	Process Agent of Guarantor

12.1 Process Agent:	Equinix Hong Kong Limited

12.2 Address in Hong Kong:	Room 2001 Central Plaza, 18 Harbour Road, Wanchai, Hong Kong

IN WITNESS whereof Guarantor has hereunto executed this Deed the day and year first before written.

SEALED with the Common Seal of	)
)
EQUINIX INC. (the Guarantor))
)
and SIGNED by	)
)
/s/ PETER VAN CAMP		)

)
as duly authorised by resolutions of the	)
)
board of directors in the presence of/whose	)
)
signature(s) is/are verified by:-)